Report Generated: 3/7/2024 8:50:24 AM

Financial Data Updated: 2/29/2024 3:22:00 PM

Unaudited

PL Store - YTD

Period: 12 of 2023 ending on 12/31/2023

JAI HOSPITALITY RG LLC

	Year to Date Actuals
NET PROFIT AND (LOSS)	
REVENUE - SALES	27,857,891
FOOD AND PAPER COST	8,907,133
SALARIES AND WAGES	6,867,275
GROSS PROFIT FROM OPS	12,083,483
TAXES, & BENEFITS	1,119,035
PRIME PROFIT	10,964,449
UTILITIES EXP	705,783
SUPPLIES	269,953
REPAIR & MAINT	579,008
OTHER CONTROLLABLES	669,508
PACE	8,740,196
ADVERTISING & PROMO	1,794,605
TAXES & LICENSES	337,993
OTHER NON CONTROLLABLES	1,489,083
OCCUPANCY	1,479,552
DEPR & AMORT	2,813,337
NET INCOME STORE LEVEL	825,627
ADMIN EXPENSES	969,812
OTHER (INCOME) LOSS	849,060
NON-RECURRING EXPENSE	755
NET PROFIT (LOSS)	(994,000)

Report Generated: 3/7/2024 8:58:52 AM

Financial Data Updated: 2/29/2024 3:25:00 PM

Unaudited

BS Consolidated - YTD

Period: 12 of 2023 ending on 12/31/2023

JAI HOSPITALITY RG LLC

	Year to Date
	Actuals
ASSETS	
CURRENT ASSETS	
CASH AND CASH EQUIVALENTS	410,791
ACCOUNTS RECEIVABLE, NET	80,373
INVENTORY	168,458
PREPAID EXPENSES	0
INTERCOMPANY RECEIVABLE	(281,513)
DUE TO/FROM AFFILIATES	0
OTHER CURRENT ASSETS	0
CURRENT ASSET	378,109
FIXED ASSETS, NET	5,008,112
INTANGIBLE ASSETS, NET	26,025,192
DEPOSITS AND PREPAYMENTS	146,898
TOTAL ASSETS	31,558,311
LIABILITIES AND EQUITY	
LIABILITIES	
CURRENT LIABILITIES	
ACCOUNTS PAYABLE	413,940
ACCRUED LIABILITIES	1,203,019
CURRENT LIABILITIES	2,698,137
LONG TERM LIABILITIES	
LOANS	19,151,583
LONG TERM LIABILITIES	19,151,583
OTHER LIABILITIES	12,286,010
LIABILITIES	34,135,729
STOCKHOLDERS EQUITY	(2,577,418)
TOTAL LIABILITIES AND EQUITY	31,558,311